Exhibit 10.12

THIS AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT (this "Amendment"), effective as of June 1, 2001 (the "Effective Date") is entered into by and between GARY E. WILSON, residing at 31842 Camino Del Cielo, Trabuco Canyon, CA 92679 ("Executive") and TRINITY MEDICAL GROUP USA, INC., a Florida corporation ("Trinity USA"), with respect to the following facts.

                                    RECITALS

A. Gary E. Wilson and Trinity Medical Group USA, Inc. entered into the Employment Agreement (the "Agreement") dated as of September 5, 2000.

B. The parties now desire to amend the Agreement on the terms and conditions set forth below. NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties amend the Agreement and otherwise agree as follows:

                                    ARTICLE 1
                                    AMENDMENT

         1.1 Section 10 of the Agreement shall be deleted in its entirety and restated to read as follows:

10.  STOCK AND OPTION AWARDS

         Executive shall be granted non-statutory stock options to purchase an aggregate of 50,000 shares of Common Stock of the Company at the lower of an exercise price of $4.00 per share or the close price of the Company's common stock as of the date of this agreement, with the following vesting schedule:

-    October 1, 2000, 10,000 options shall vest
- After each financial quarter close beginning December 31, 2000 through June 30, 2001, 10,000 options shall vest
- September 5, 2001, the balance of the 50,000 shares described above, specifically 10,000 options shall vest.

         In addition, in connection with this Agreement, Executive shall be granted 50,000 incentive stock options, if so available under a future stock option plan, each subsequent one year anniversary date from the effective date. Such options shall have an exercise price equal to the fair value of the Company's common stock at the date of grant and vest ratably over three years on each anniversary of the Effective Date commencing on September 5, 2001. If no such incentive stock options exist as of any of the anniversary dates, then non-statutory stock options to purchase and aggregate of 50,000 shares of Common Stock of the Company shall be granted to Executive with an exercise price equal to the fair value of the Company's common stock at the date of grant, all of which options shall vest ratably over two years on each anniversary of the Effective Date commencing on September 5, 2001.

         In addition, if the closing price of the Company's Common Stock, as quoted on the Nasdaq Bulletin Board (or other Nasdaq stock market or national stock exchange, including Over The Counter Bulletin Board or National Quotation Service Pink Sheets), is 4 times or higher than the weighted average exercise price of previously awarded options, for 10 consecutive trading days, all of Executive's stock options shall be immediately vested. All of the Executives options shall also immediately vest if, during the term of this Agreement, the Company signs a Letter of Intent, or similar agreement, to merge with another company, to sell its common stock, its assets or licensing rights it has or will have related to the drug therapy Remune. If during the term of this Agreement the Company signs a Letter of Intent, or similar agreement, to merge with another company, to sell its common stock, its assets or licensing rights it has or will have related to the drug therapy Remune, the Executive shall immediately receive 100,000 shares of the Company's common stock at no cost to the Executive. All of Executive's stock options referred to herein shall expire on September 5, 2010. The Company agrees to file a registration statement covering all of the stock options referred to herein on Form S-8 or similar registration statement on or before December 31, 2000.

         10.2 Executive shall be considered for additional grants of options, stock appreciation rights, phantom stock rights, and any similar option or securities or equity compensation when and as such grants are considered for other executives or employees of the Company.

         10.3 In the event of termination of Executive's employment as set forth in Section 3.4, all Options, any other option or equity-based incentives subsequently granted, or any deferred or incentive compensation programs shall immediately vest.

         1.2 Section 26 shall be added to the Agreement as follows:


         This Agreement may be assigned by the Company to any successor interest to its business as per conditions set forth in this section. This Agreement shall bind and inure to the benefit of the Company's successors and assigns as well. In the event the Company ownership substantially changes, as defined by ownership of more than 50% plus one share of common stock exchanged, Executive must be compensated an additional two years of salary in one payment due at the close of the stock transaction or Board assignment wherein transfer of control, and thus, succession, has occurred, or as amended to this Agreement that term of this Agreement is extended for an additional three years.

                                    ARTICLE 2
                                  MISCELLANEOUS

         2.1 Defined Terms. All terms used, but not defined, in this Amendment shall have the respective meanings set forth in the Agreement.

         2.2 Continuing Effect. This Amendment shall be effective for all purposes as of the Effective Date. Except as otherwise expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

         2.3 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law, principles thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

         2.4 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment effective as of the Effective Date.


THE COMPANY:                                    EXECUTIVE:


TRINITY MEDICAL GROUP USA, INC.

By:

/s/  James Namnath                              /s/  Gary E. Wilson
---------------------------                     ---------------------
Dr. James Namnath, CEO                          Gary E. Wilson, CPA
                                                Executive V.P.- Finance, Chief
                                                    Financial Officer, Treasurer

/s/  Vina Churdboonchart
----------------------------------
Dr. Vina Churdboonchart, President


/s/  Elizabeth Namnath
----------------------------------
Elizabeth Namnath, Secretary